Exhibit 10.83

WELLPOINT HEALTH NETWORKS INC.
1 WELLPOINT WAY
THOUSAND OAKS, CA 91362

FEBRUARY         , 2004

Dear Mr.

This letter will document the understanding we have reached concerning certain benefits which may become payable to you in connection with a change in control of WellPoint Health Networks Inc. (the “Company”) or your subsequent termination of employment.  The Company has agreed with you that payment of those particular benefits will be deferred in accordance with various elections set forth herein and will accordingly be credited to one or more subaccounts maintained on your behalf under the Company’s Comprehensive Executive Non-Qualified Retirement Plan (the “Non-Qualified Plan”).

For each item of compensation which is to be deferred pursuant to this letter agreement, the Company will establish a separate subaccount on your behalf under the Non-Qualified Plan, and that subaccount will become payable at the time or times and in accordance with the method of payment specified herein for that particular item of compensation. To the extent any of the deferral elections indicated for you in this letter agreement would otherwise conflict with the express payment or distribution provisions or the advance election procedures of the particular plans or agreements under which the payments or distributions subject to those deferral elections are to be made, those deferral elections will be deemed to constitute an amendment to such plans or agreements and shall supersede anything to the contrary in those plans or agreements.

PART ONE – DEFERRAL ELECTIONS

The deferral elections which will now be in effect for certain benefits to which you may become entitled under the Company’s compensation plans are as set forth below and are irrevocable.  Each capitalized term not otherwise specifically defined in this letter agreement shall have the meaning assigned to such term in the particular Company plan to which the deferral election in question pertains.

OFFICER CHANGE-IN- CONTROL PLAN

(as amended and restated December 4, 2001)

The deferral elections in effect for certain benefits to which you may become entitled under the Officer Change-in-Control Plan (the “CIC Plan”) are as follows:

1.             Guaranteed Annual Bonus:  Any Guaranteed Annual Bonus to which you may become entitled under Section 2.2 of the CIC Plan will, to the extent of your deferral election hereunder, be credited to a subaccount established on your behalf under the Non-Qualified Plan when that bonus payment would otherwise become due in the absence of this deferral election and will subsequently become payable in accordance with the following election:

Portion to be Deferred:                                   %

Commencement Date or Event (Specific Date, Attained Age or Death but in no event later than attainment of age 65):

Method of Distribution:

                Lump Sum Payment

                  Annual Installments over Period of                          Years (Not to Exceed 15).

2.             Change of Control Completion Bonus: Any Change in Control Completion Bonus to which you may become entitled under Section 2.3 of the CIC Plan will, as the portion of that bonus subject to deferral hereunder would otherwise become payable in installments over your period of continued service following the Change in Control, be credited to a subaccount established on your behalf under the Non-Qualified Plan and will become payable in accordance with the following election:

Portion of Each Installment to be Deferred:                               %

Commencement Date or Event (Specific Date, Attained Age or Death but in no event later than attainment of age 65):

Method of Distribution:

                Lump Sum Payment

                  Annual Installments over Period of                          Years (Not to Exceed 15).

To the extent the Change in Control Completion Bonus is actually earned by you and then deferred pursuant to the foregoing deferral election, the amount of that deferral shall reduce, on a dollar-for-dollar basis, any severance benefit to which you may otherwise become entitled under Section 3.2 of the CIC Plan.

3.             Severance Benefit:  Should you become entitled to the lump sum severance benefit set forth in Section 3.2 of the CIC Plan, then the portion of that benefit subject to deferral hereunder shall not be paid to you as soon as reasonably practicable following your Termination Date but shall instead be credited at that time to a subaccount maintained on your behalf under the Non-Qualified Plan and will become payable in accordance with the following election:

Portion to be Deferred:                          %

Commencement Date or Event (Specific Date, Attained Age or Death but in no event later than attainment of age 65):

Method of Distribution:

                Lump Sum Payment

                  Annual Installments over Period of                          Years (Not to Exceed 15).

4.             Pension and 401(k) Match Credits:  Any amount to which you may become entitled under Section 3.4 of the CIC Plan, to the extent subject to deferral hereunder, shall not be paid to you as soon as reasonably practicable following your Termination Date but shall instead be credited at that time to a subaccount maintained on your behalf under the Non-Qualified Plan and will become payable in accordance with the following election:

Portion to be Deferred:                             %

Commencement Date or Event (Specific Date, Attained Age or Death but in no event later than attainment of age 65):

Method of Distribution:

                Lump Sum Payment

                  Annual Installments over Period of                         Years (Not to Exceed 15).

Pro-Rated Bonus:  Any pro-rated bonus to which you become entitled under Section 3.7 of the CIC Plan for the fiscal year in which your Involuntary Termination or Constructive Termination occurs, to the extent subject to deferral hereunder, shall not be paid to you as soon as reasonably practicable following your Termination Date but shall instead be credited at that time to a subaccount maintained on your behalf under the Non-Qualified Plan and will become payable in accordance with the following election:

Portion to be Deferred:                      %

Commencement Date or Event (Specific Date, Attained Age or Death but in no event later than attainment of age 65):

Method of Distribution:

                Lump Sum Payment

                  Annual Installments over Period of                       Years (Not to Exceed 15).

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(as restated effective December 4, 2001 and amended effective October 24, 2003)

The deferral election in effect for you for the retirement benefit to which you may become entitled under the Supplemental Executive Retirement Plan (the “SERP”) is as follows and shall not be subject to the limitations or restrictions of Section 4.1(d) of the SERP:

A.            To the extent such retirement benefit otherwise becomes payable in the form of a lump sum payment pursuant to the plan termination provisions in effect under Section 7.5 of the SERP, then the portion of that payment subject to deferral hereunder shall be credited to a subaccount maintained on your behalf under the Non-Qualified Plan and will become payable in accordance with the following election:

Portion to be Deferred:                                     %

Commencement Date or Event (Specific Date, Attained Age or Death but in no event later than attainment of age 65):

Method of Distribution:

                Lump Sum Payment

                  Annual Installments over Period of                         Years (Not to Exceed 15).

B.            To the extent such retirement benefit is to be paid in the form of a single life or joint and survivor annuity pursuant to the retirement benefit provisions of the SERP, the annuity commencement date or event shall be deferred as follows (specific date or attained age, but in no event later than attainment of age 62):

Annuity Commencement Date or Event:

PART TWO – MISCELLANEOUS PROVISIONS

The following provisions shall govern all amounts which are credited to the subaccounts maintained on your behalf under the Non-Qualified Plan as a result of your various deferral elections under Part One of this letter agreement:

1.             Coordination with Other Plans:  Except as otherwise expressly modified by the various deferral elections set forth in this letter agreement, all the terms and conditions of the Non-Qualified Plan, the Employment Agreement, the Supplemental Executive Retirement Plan and the Special Executive Retirement Plan shall continue in full force and effect and shall govern your right and entitlement to the benefits set forth in those plans or agreements.  In furtherance (but not in limitation) of the foregoing, all benefit offset provisions, non-competition restrictions and years-of-service and other credits set forth in those plans and agreements shall continue in full force and effect in accordance with their terms and applicability. All subaccounts established on your behalf under the Non-Qualified Plan pursuant to your deferral elections under this letter agreement will be governed by the terms and conditions of that plan.  However, in the event the Non-Qualified Plan is terminated, all of your deferral elections under this letter agreement, together with any other deferral elections you may have in effect at that time under the Non-Qualified Plan, shall continue in full force and effect both as to commencement dates and forms of payment, and the immediate lump sum payment provisions of Section 10.06 of the Non-Qualified Plan shall be null and void and of no applicability to your deferred accounts under that plan.

2.             Unfunded Obligation.  The obligation to pay the balance of each subaccount established on your behalf under the Non-Qualified Plan pursuant to this letter agreement shall at all times be an unfunded and unsecured obligation of the Company. Accordingly, you and your beneficiaries shall look solely and exclusively to the general assets of the Company for the payment of the subaccounts, and your right to such payment shall at all times be no greater than that of an unsecured creditor of the Company.

3.             Impact of Future Tax Legislation. The investment funds available under the Non-Qualified Plan for purposes of measuring the investment return on the subaccounts established on your behalf under that plan pursuant to this letter agreement, your rights to select among those available investment funds, your ability to change your distribution elections with respect to your subaccounts under the Non-Qualified Plan, the opportunity for you to accelerate or further defer the distribution of those subaccounts, and your creditor rights and designated commencement dates under the Non-Qualified Plan may be subject to such additional restrictions and limitations as the Company’s Board of Directors or the Benefit Administration Committee may deem necessary or advisable to impose as a result of subsequent changes made to the federal income tax laws or regulations applicable to deferred compensation plans and arrangements so as to avoid the current taxation of those subaccounts under any such new laws or regulations.

If this letter agreement accurately reflects your deferral elections and the other agreements you have reached with the Company with respect to the deferral of certain compensation to which you may become entitled in connection with a change in control of the Company or your subsequent termination of employment, kindly sign and date the Acceptance section below and return it to me no later than                                . 2004.

Very truly yours,

ACCEPTANCE

I hereby agree with all the terms and provisions of the foregoing letter agreement, including (without limitation) the deferral elections I have made with respect to certain compensation payments to which I may become entitled in connection with a change in control of the Company or my subsequent termination of employment.  I understand and agree that my deferral elections are irrevocable.

Signature:

Dated:	, 2004.